Exhibit 99.1

Itron Announces Fourth Quarter and Full Year Results

Record Quarter for North America Revenue and Twelve Month Backlog

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 17, 2010--Itron, Inc. (NASDAQ:ITRI) today reported financial results for its fourth quarter and full year ended December 31, 2009. Highlights of the quarter and full year include:

  Quarterly and full year total revenues of $477 million and $1.69 billion;
  Quarterly and full year non-GAAP diluted EPS of 82 cents and $2.12;
  Full year cash flow from operations and free cash flow of $141 million and $88 million;
  Quarterly and full year adjusted EBITDA of $58 million and $189 million; and
  Record twelve-month backlog of $807 million; total backlog of $1.5 billion.

“Last quarter, we stated that we thought third quarter financial results were the low point,” said Malcolm Unsworth, president and CEO. “We did see a pick-up in business in North America in the fourth quarter and made great progress in shipping OpenWay meters and modules in support of our AMI contracts. We have now shipped more than one million OpenWay units. That, combined with our record twelve month backlog of $807 million, gives us great confidence going into 2010.”

Fourth Quarter - Operations Highlights:

Revenues – Total revenues of $477 million for the fourth quarter of 2009 were $44 million, or 10%, higher than 2008 fourth quarter revenues of $432 million. North America revenues of $196 million for the fourth quarter of 2009 were $27 million, or 16%, higher than the comparable 2008 period revenues of $169 million. The increase in revenue was primarily due to higher shipments of OpenWay meters and modules which were somewhat offset by fewer shipments of non-AMI electric meters and AMR modules. International revenues of $281 million for the fourth quarter of 2009 were $17 million, or 6%, higher than the comparable 2008 period revenues of $264 million. The increase in International revenues was due to foreign exchange rates which were partially offset by decreases in certain markets due to softening demand and economic conditions.

Gross Margin – Gross margin for the fourth quarter of 2009 was 30%, which was lower than the 34% in the fourth quarter of 2008. Fourth quarter 2009 North America gross margin of 34% was lower than the 2008 gross margin of 37%. The decline in margin was primarily due to increased shipments of our first generation OpenWay meters, which currently have higher costs, and fewer AMR meter and module shipments. International gross margin of 28% was lower than the fourth quarter 2008 gross margin of 31% primarily due to expenses for discontinuing certain product lines and streamlining our service operations in Brazil. This negatively affected gross margin by 270 bps.

Operating Expenses – Total operating expenses for the fourth quarter of 2009 were $130 million compared with $124 million in the same period of 2008. North America operating expenses were $43 million compared with $46 million in the same period of 2008. The decrease in North America operating expenses was primarily due to lower sales and compensation expenses. International operating expenses were $81 million in the 2009 period compared with $71 million in 2008. The increase in expenses was primarily due to the impact of foreign exchange rates. Corporate unallocated expenses of $7 million for the fourth quarter of 2009 were comparable with the same period in 2008.

Net Interest Expense – Net interest expense in the fourth quarter of 2009 was $17 million compared with $18 million in the same period of 2008. Amortization of debt placement fees, which is included in net interest expense, was $1.8 million and $1.2 million in the fourth quarter of 2009 and 2008, respectively. Amortization of debt placement fees varies depending on the amount of debt repayments made in a given period. During Q4 2009 we reduced our debt by approximately $39 million.

GAAP Income Taxes – We had a tax benefit of $6.3 million in the fourth quarter of 2009 compared with an expense of $69,000 in the same period of 2008. The fourth quarter 2009 tax benefits are primarily due to foreign tax credits and lower US taxes on the repatriation of foreign earnings.

GAAP Net Income and Diluted EPS – Our GAAP net income and diluted EPS for the fourth quarter of 2009 was $5.2 million, or 13 cents per share, compared with $2.2 million, or 6 cents per share, in the same period in 2008.

Non-GAAP Operating Income – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $41 million, or 8.6% of revenues, in the fourth quarter of 2009, compared with $48 million, or 11.2% of revenues, in the fourth quarter of 2008. The decreased operating income was primarily due to gross margin contraction and higher operating expenses.

Non-GAAP Income Taxes – We had a non-GAAP tax benefit in the fourth quarter of 2009 compared with a tax expense in the same period of 2008. Our non-GAAP tax benefit for the fourth quarter of 2009 was 16% compared with a non-GAAP tax expense of 27% in 2008. The non-GAAP tax benefit in 2009 is due to lower income in higher tax jurisdictions, lower US taxes on the repatriation of foreign earnings, and the benefit for claiming foreign taxes as credits rather than deductions.

Non-GAAP Net Income and Diluted EPS – Non-GAAP net income, which excludes amortization expenses related to intangibles assets, amortization of debt placement fees, and the additional non-cash interest expense related to FSP APB 14-1 (ASC 470-20), was $33.5 million in the fourth quarter of 2009, compared with $24.8 million in the 2008 period. Non-GAAP diluted EPS was 82 cents in the fourth quarter 2009 compared with 71 cents in the 2008 period. Fully diluted shares outstanding in the fourth quarter of 2009 were 5.8 million shares higher than the same period in 2008 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.

Full Year - Operations Highlights:

Revenues – Total revenues for the full year ended December 31, 2009 were $1.7 billion compared with $1.9 billion in 2008. North America revenues of $616 million for the full year of 2009 were $81 million, or 12%, less than the comparable 2008 period. The decrease in North America revenues was primarily driven by the substantial completion of a number of AMR contracts in 2008 and fewer shipments of electric meters and AMR modules due to the economic downturn and uncertainty surrounding the stimulus funds announcements. This decline was somewhat offset by shipments of OpenWay meters and modules. International revenues declined $141 million in the full year 2009 compared with 2008. Approximately 68% of the decrease was driven by foreign currency exchange rates. The remainder of the decrease was primarily due to the completion of a smart metering/AMI project in 2008, softening of demand in some markets, and economic conditions in certain countries.

Gross Margin – Gross margin for the full year 2009 was 32% compared with 34% in 2008. North America gross margin of 34% for the full year 2009 was less than 2008 gross margin of 38%. The decline in North America gross margin was primarily driven by shipments of our first generation AMI meters, which currently have higher costs, fewer AMR meter and module shipments, and reduced overhead absorption resulting from lower overall production levels. International gross margin of 30% was less than the 2008 gross margin of 32%. The decline in gross margin was primarily due to expenses for discontinuing certain product lines and streamlining our service operations in Brazil.

Operating Expenses – Total operating expenses for the full year 2009 were $492 million, compared with $537 million in 2008. North America operating expenses in 2009 of $175 million were 28% of revenue, compared with operating expenses of $190 million, or 27% of revenue, in 2008. Lower sales expense and compensation costs contributed to the decline. International operating expenses of $288 million in 2009 were 27% of revenue compared with $309 million, or 25% of revenue, in 2008. Lower amortization expense and the impact of foreign currency exchange rates were offset by increases in product development and adjustments to litigation reserves. Corporate unallocated expenses of $30 million for the full year 2009 were $8 million lower than 2008 primarily due to decreased compensation and benefit costs, and lower financial integration and consulting expenses.

Net Interest Expense – Net interest expense was $69 million for the full year 2009 compared with $88 million in 2008. Amortization of debt placement fees, which is included in net interest expense, was $8 million in 2009 and $9 million in 2008. During 2009 we reduced our debt by approximately $390 million.

Loss on Extinguishment of Debt - In 2009, we incurred a net loss on extinguishment of debt of $12.8 million due to a convertible debt for common stock exchange in January and the redemption of our senior subordinated notes in July. The debt for stock exchange resulted in a net loss of $10.3 million as the value of the shares of Itron’s common stock issued under the exchange agreement differed from the value of the shares used to derive the amount payable under the original conversion agreement. The redemption of our 7¾% senior subordinated notes resulted in a net loss of $2.5 million. We paid $113.2 million to redeem the notes at 101.938% of the principal amount of $109.6 million.

Other Expense – Other expense was $9 million in 2009 compared with $3 million in 2008. The increase in 2009 is primarily due to foreign exchange losses caused by fluctuations in exchange rates from material purchases and related product sales denominated in different currencies. Legal and advisory fees associated with an amendment to our senior debt agreement, which was completed in the second quarter, also contributed to the increased expense.

GAAP Income Taxes – We had a tax benefit of $44 million in 2009 compared with a tax benefit of $1 million in 2008. The increased 2009 tax benefit is primarily due to lower income in higher tax jurisdictions, lower US taxes on the repatriation of foreign earnings, and the benefit for claiming foreign taxes as credits rather than deductions.

GAAP Net Income/Loss and Diluted EPS – Our GAAP net loss and diluted EPS for the full year 2009 was $2.2 million, or six cents per share, compared with net income of $19.8 million, or 57 cents per share, in 2008. The net loss in 2009 was primarily due to lower revenue, contraction of gross margins and the net loss on debt extinguishment.

Non-GAAP Operating Income – Non-GAAP operating income, which excludes amortization expense related to intangible assets, was $144 million, or 8.5% of revenues, for the full year 2009, compared with $230 million, or 12% of revenues, for the full year 2008. The decline in non-GAAP operating income and margin was primarily due to the combination of lower revenues and gross margins in 2009.

Non-GAAP Income Taxes – We had a non-GAAP tax benefit in 2009 of 2.9% compared with a non-GAAP tax expense of 27% in 2008. The non-GAAP tax benefit in 2009 is due to lower income in higher tax jurisdictions, lower US taxes on the repatriation of foreign earnings, and the benefit for claiming foreign taxes as credits rather than deductions.

Non-GAAP Net Income and Diluted EPS – Non-GAAP net income, which excludes amortization expenses related to intangibles assets, amortization of debt placement fees, the additional non-cash interest expense related to FSP APB 14-1 (ASC 470-20), and the non-cash net loss associated with the convertible debt for stock exchange, was $82.5 million in 2009, compared with $117.6 million in 2008. Non-GAAP diluted EPS was $2.12 in 2009 compared with $3.36 in 2008. Fully diluted shares outstanding in the full year 2009 were 4 million shares higher than in 2008 primarily due to the convertible debt for stock exchange in the first quarter of 2009 and the equity offering in the second quarter of 2009.

Other Financial Highlights:

Backlog and New Order Bookings - Total backlog was $1.5 billion at December 31, 2009 compared with $1.3 billion at December 31, 2008. Twelve month backlog of $807 million at December 31, 2009 was higher than the $418 million at December 31, 2008 due to the inclusion of a substantial amount of AMI contract shipments in the current twelve month backlog. New order bookings for the fourth quarter of 2009 were $397 million, compared with $733 million in the fourth quarter of 2008. New order bookings in the fourth quarter of 2008 included $334 million related to our AMI contract with CenterPoint Energy. Our book-to-bill ratios were .83 to 1 and 1.7 to 1 for the fourth quarter of 2009 and 2008, respectively. New order bookings for the full year 2009 were $1.8 billion compared with $2.5 billion in 2008. New order bookings in 2008 included $814 million related to our AMI contracts with Southern California Edison and CenterPoint Energy while new order bookings in 2009 included $260 million related to our AMI contract with San Diego Gas and Electric.

Cash Flows from Operations and Financial Condition – Net cash provided by operating activities during the full year 2009 was $141 million. This compares with $193 million in the same period in 2008. Adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in the fourth quarter of 2009 was $58 million compared with $60 million for the same period in 2008. Adjusted EBITDA for the full year 2009 was $189 million compared with $280 million for the full year 2008. Free cash flow for the full year 2009 was $88 million compared with $130 million for the same period in 2008. Cash and equivalents were $122 million at December 31, 2009 compared with $144 million at December 31, 2008.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income and diluted EPS, adjusted EBITDA and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent costs, particularly those associated with acquisitions. We exclude these expenses in our non-GAAP financial measures as we believe the net result is a measure of our core business that is not subject to the variations of expenses associated with these infrequently occurring items. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results contained in this release at 2:00 p.m. (PT) on February 17, 2010. The call will be webcast in a listen only mode and can be accessed online at www.itron.com, “Investors – Investor Events.” The live webcast will begin at 2:00 p.m. (PT). The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode #5300243. You may also view presentation materials related to the earnings call on Itron’s website, www.itron.com / Investors / Presentations.

About Itron:

Itron, Inc. is a leading technology provider to the global energy and water industries. Our company is the world’s leading provider of intelligent metering, data collection and utility software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Our products include electricity, gas, water and heat meters, data collection and communication systems, including automated meter reading (AMR) and advanced metering infrastructure (AMI); meter data management and related software applications; as well as project management, installation and consulting services. To know more, start here: www.itron.com.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Revenues	$476,823	$432,388	$1,687,447	$1,909,613
Cost of revenues	331,539	287,260	1,149,991	1,262,756
Gross profit	145,284	145,128	537,456	646,857

Operating expenses
Sales and marketing	39,836	39,923	152,405	167,457
Product development	29,270	28,416	122,314	120,699
General and administrative	35,040	28,515	119,137	128,515
Amortization of intangible assets	25,785	27,250	98,573	120,364
Total operating expenses	129,931	124,104	492,429	537,035

Operating income	15,353	21,024	45,027	109,822
Other income (expense)
Interest income	215	1,124	1,186	5,970
Interest expense	(16,992)	(18,815)	(70,311)	(94,177)
Loss on extinguishment of debt, net	-	-	(12,800)	-
Other income (expense), net	269	(1,095)	(9,176)	(3,033)
Total other income (expense)	(16,508)	(18,786)	(91,101)	(91,240)

Income (loss) before income taxes	(1,155)	2,238	(46,074)	18,582
Income tax benefit (provision)	6,308	(69)	43,825	1,229
Net income (loss)	$5,153	$2,169	$(2,249)	$19,811

Earnings (loss) per common share-Basic	$0.13	$0.06	$(0.06)	$0.60
Earnings (loss) per common share-Diluted	$0.13	$0.06	$(0.06)	$0.57

Weighted average common shares outstanding-Basic	40,129	34,478	38,539	33,096
Weighted average common shares outstanding-Diluted	40,607	34,823	38,539	34,951

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues
Itron North America	$ 196,073	$ 168,728	$ 615,762	$ 696,714
Itron International	280,750	263,660	1,071,685	1,212,899
Total Company	$ 476,823	$ 432,388	$ 1,687,447	$ 1,909,613

Gross profit
Itron North America	$ 66,977	$ 63,073	$ 211,826	$ 263,920
Itron International	78,307	82,055	325,630	382,937
Total Company	$ 145,284	$ 145,128	$ 537,456	$ 646,857

Operating income (loss)
Itron North America	$ 24,472	$ 17,138	$ 36,933	$ 73,434
Itron International	(2,404)	10,996	37,612	74,070
Corporate unallocated	(6,715)	(7,110)	(29,518)	(37,682)
Total Company	$ 15,353	$ 21,024	$ 45,027	$ 109,822

METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Total meters (with and without AMR/AMI)
Itron North America
Electricity	1,140	930	3,480	4,800
Gas	90	100	350	390
Itron International
Electricity	2,120	2,080	7,790	7,840
Gas	1,100	1,360	4,980	5,400
Water	1,890	2,090	8,430	9,170
Total meters with and without AMR/AMI	6,340	6,560	25,030	27,600

Additional meter information (Total Company)
Meters with AMR	910	830	3,110	4,690
Meters with AMI	490	-	710	20
Standalone AMR/AMI modules	970	1,340	3,830	4,890
Meters with AMR/AMI and modules	2,370	2,170	7,650	9,600

Meters with other vendors' AMR/AMI	160	220	630	840

As part of the integration of the 2007 Actaris acquisition, we realigned our two operating segments on January 1, 2009. The information presented for the year ended December 31, 2008 reflects the restatement of our segment operating results based on this realignment.

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	At December 31,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$121,893	$144,390
Accounts receivable, net	337,948	321,278
Inventories	170,084	164,210
Deferred tax assets current, net	20,762	31,807
Other current assets	75,229	56,032
Total current assets	725,916	717,717

Property, plant, and equipment, net	318,217	307,717
Prepaid debt fees	8,628	12,943
Deferred tax assets noncurrent, net	89,932	30,917
Other noncurrent assets	18,117	19,315
Intangible assets, net	388,212	481,886
Goodwill	1,305,599	1,285,853
Total assets	$2,854,621	$2,856,348

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$219,255	$200,725
Other current liabilities	64,583	66,365
Wages and benefits payable	71,592	78,336
Taxes payable	14,377	18,595
Current portion of long-term debt	10,871	10,769
Current portion of warranty	20,941	23,375
Unearned revenue	40,140	24,329
Deferred tax liabilities current, net	1,625	1,927
Total current liabilities	443,384	424,421

Long-term debt	770,893	1,140,998
Warranty	12,932	14,880
Pension plan benefits	63,040	55,810
Deferred tax liabilities noncurrent, net	80,695	102,720
Other noncurrent obligations	83,163	58,743
Total liabilities	1,454,107	1,797,572

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,299,134	992,184
Accumulated other comprehensive income, net	71,130	34,093
Retained earnings	30,250	50,291
Cumulative effect of change in accounting principle	-	(17,792)
Total shareholders' equity	1,400,514	1,058,776
Total liabilities and shareholders' equity	$2,854,621	$2,856,348

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2009	2008

Operating activities
Net income (loss)	$(2,249)	$19,811
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	155,737	173,673
Stock-based compensation	16,982	16,582
Amortization of prepaid debt fees	8,258	8,917
Amortization of convertible debt discount	9,673	13,442
Loss on extinguishment of debt, net	9,960	-
Deferred taxes, net	(64,216)	(43,317)
Other adjustments, net	3,102	(2,177)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,962)	19,864
Inventories	3,535	4,914
Accounts payables, other current liabilities, and taxes payable	9,873	(6,549)
Wages and benefits payable	(8,261)	7,708
Unearned revenue	14,836	3,936
Warranty	(5,273)	(2,242)
Other operating, net	(8,208)	(21,416)
Net cash provided by operating activities	140,787	193,146

Investing activities
Acquisitions of property, plant, and equipment	(52,906)	(63,430)
Business acquisitions & contingent consideration, net of cash equivalents acquired	(4,317)	(6,897)
Other investing, net	3,229	3,252
Net cash used in investing activities	(53,994)	(67,075)

Financing activities
Payments on debt	(275,796)	(388,371)
Issuance of common stock	166,372	324,494
Prepaid debt fees	(3,936)	(214)
Other financing, net	(761)	715
Net cash (used in) provided by financing activities	(114,121)	(63,376)

Effect of foreign exchange rate changes on cash and cash equivalents	4,831	(10,293)
Increase (decrease) in cash and cash equivalents	(22,497)	52,402
Cash and cash equivalents at beginning of period	144,390	91,988
Cash and cash equivalents at end of period	$121,893	$144,390

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures”.

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as in-process research and development (IPR&D), purchase accounting adjustments, or extinguishment of debt gains and losses. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating income – We define non-GAAP operating income as operating income excluding the expense related to the amortization of intangible assets. We consider this non-GAAP financial measure to be a useful metric for management and investors because it excludes the effect of expenses that are related to previous acquisitions. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating income versus operating income calculated in accordance with GAAP. Non-GAAP operating income excludes some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating income and evaluating non-GAAP operating income together with GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, amortization of debt placement fees, non-cash interest expense from the adoption of FSB APB 14-1, and the non-cash net loss on the extinguishment of debt. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, and the non-cash net loss on the extinguishment of debt, and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Non-GAAP operating income:
GAAP operating income	$15,353	$21,024	$45,027	$109,822
Amortization of intangible assets	25,785	27,250	98,573	120,364
Non-GAAP operating income	$41,138	$48,274	$143,600	$230,186

Non-GAAP net income:
GAAP net income (loss)	$5,153	$2,169	$(2,249)	$19,811
Amortization of intangible assets	25,785	27,250	98,573	120,364
Amortization of debt placement fees	1,823	1,199	8,037	8,674
(1) FSP APB 14-1 interest expense	2,411	3,447	9,673	13,442
Loss on extinguishment of debt, net	-	-	9,960	-
Income tax effect of non-GAAP adjustments	(1,694)	(9,220)	(41,525)	(44,712)
Non-GAAP net income	$33,478	$24,845	$82,469	$117,579

Non-GAAP diluted EPS	$0.82	$0.71	$2.12	$3.36

Weighted average common shares outstanding - Diluted	40,607	34,823	38,946	34,951

Adjusted EBITDA:
GAAP net income (loss)	$5,153	$2,169	$(2,249)	$19,811
Interest income	(215)	(1,124)	(1,186)	(5,970)
Interest expense	16,992	18,815	70,311	94,177
Income tax (benefit) provision	(6,308)	69	(43,825)	(1,229)
Depreciation and amortization	41,925	40,378	155,737	173,673
Loss on extinguishment of debt, net	-	-	9,960	-
Adjusted EBITDA	$57,547	$60,307	$188,748	$280,462

Free Cash Flow:
Net cash provided by operating activities	$53,700	$36,922	$140,787	$193,146
Acquisitions of property, plant, and equipment	(14,883)	(22,008)	(52,906)	(63,430)
Free Cash Flow	$38,817	$14,914	$87,881	$129,716

(1)	On January 1, 2009, we adopted FSP APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (FSP 14-1), and applied FSP 14-1 retrospectively to all periods for which our convertible debt was outstanding. We have excluded the additional interest expense associated with FSP 14-1 as detailed in our discussion of our use of non-GAAP financial measures. (The guidance in FSP 14-1 is now located within ASC 470-20).

CONTACT:
Itron, Inc.
Deloris Duquette, 509-891-3523
Vice President, Investor Relations and Corporate Communications
deloris.duquette@itron.com
or
Ranny Dwiggins
Vice President, Investor Relations
ranny.dwiggins@itron.com
or
Marni Pilcher, 509-891-3847
Director, Investor Relations
marni.pilcher@itron.com